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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement on Form S-3 of Outdoor Systems, Inc. of our report dated January 31, 1996, except as to Note 12, the date of which is April 17, 1996 and Note 13, the date of which is July 22, 1996, on the financial statements of Outdoor Systems, Inc. and subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 appearing in the Prospectus, which is part of this Registration Statement.

     We consent to the use in this Registration Statement on Form S-3 of Outdoor Systems, Inc. of our report dated January 16, 1995 on the consolidated statements of operations of Capitol Outdoor Advertising, Inc. and Subsidiary and its predecessor company Creative Outdoor Advertising of Atlanta, Inc. for the seven month period ended July 30, 1993, the five month period ended December 31, 1993 and the nine month period ended September 30, 1994 appearing in the Prospectus, which is part of this Registration Statement.

     We consent to the use in this Registration Statement on Form S-3 of Outdoor Systems, Inc. of our report dated July 25, 1996 on the Gannett Outdoor combined statements of net assets to be acquired by Outdoor Systems, Inc. as of December 31, 1995 and 1994 and combined statements of revenues and direct expenses of net assets to be acquired by Outdoor Systems, Inc. for each of the three years in the period ended December 31, 1995 appearing in the Prospectus, which is a part of this Registration Statement.

     We consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Phoenix, Arizona


August 16, 1996